EXHIBIT 99.1
Dyadic Receives Delisting Notice from American Stock Exchange and Provides Updates Regarding Gordian Strategic Process and Other Events

Company Appeals Amex Decision

JUPITER, Fla - December 3, 2007 - Dyadic International, Inc. (AMEX: DIL) announced today that it has received notice from the Listing Qualifications Department staff of the American Stock Exchange ("AMEX") indicating that the Company had failed to regain compliance with AMEX's continued listing standards set forth in Sections 134 and 1101 of the AMEX Company Guide by the November 16, 2007, deadline previously imposed by AMEX because the Company failed to timely file its Quarterly Reports on Form 10-QSB for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007. Accordingly, AMEX has given notice to the Company of AMEX's intent to file a delisting application with the Securities and Exchange Commission to strike the Company's common stock from listing and registration on AMEX. In accordance with applicable AMEX rules, the Company has appealed this determination and requested a hearing before an AMEX Listing Qualifications Panel. There can be no assurance that the Company's appeal will be successful or that the Company's request for continued listing (or any delay in delisting) by AMEX will be granted. The halt on trading in the Company's shares remains in effect at the direction of AMEX, and there can be no assurance that trading will ever resume.

The Company has been unable to file its Quarterly Reports on Form 10-QSB in 2007 because of questions concerning the proper accounting treatment regarding the Company's Asian subsidiaries in view of the previously reported operating and financial improprieties there. The Company is in discussions with its outside independent public accounting firm as to how to resolve these issues. There can be no assurance as to any resolution of this matter, including whether the Company will ever be able to file Quarterly Reports on Form 10-QSB for quarters in 2007.

As previously disclosed in the Company's Current Reports on Form 8-K (filed on October 24, 2007 and November 19, 2007), on October 23, 2007, the Company engaged Gordian Group, LLC ("Gordian Group"), to serve as the Company’s investment banker and financial adviser to assist the Company in evaluating, exploring and, if deemed appropriate, pursuing and implementing certain strategic and financial options that may be available to the Company, including a possible sale, merger, restructuring, recapitalization, reorganization or other strategic or financial transaction. The Company expects later this week to commence implementing a process (the "Strategic Process") designed to maximize the realizable value of the Company's business and assets for all Dyadic stockholders, by soliciting indications of interest from identified third parties concerning the possible acquisition of the Company (or the Company's outstanding stock or assets).

The Company's Strategic Process is being administered by Gordian Group under the direction of the Executive Committee of the Board of Directors.  No person is authorized to speak for the Company in connection with the Strategic Process other than Gordian Group and other persons authorized by the Executive Committee.  In particular, the Company's former Chief Executive Officer and President, Mark A. Emalfarb, who was terminated by the Company for cause on September 24, 2007 (as reported in the Company's Current Report on Form 8-K dated September 24, 2007) but who remains a member of the Company's Board of Directors, is not authorized to contact third parties or speak on behalf of the Company on any matter relating to the Strategic Process.

In connection with the Strategic Process, the Company anticipates that by year-end 2007 it will have reached conclusions on one or more specific strategic courses of action and will have commenced taking steps to implement its conclusions. Notwithstanding this, no conclusion as to any specific option or transaction has been reached, nor has any specific timetable been fixed for accomplishing this effort, and there can be no assurance that any strategic, financial or other option or transaction will be presented, implemented or consummated.

On November 21, 2007, a fifth complaint was filed in the United States District Court for the Southern District of Florida, purporting to be a class action lawsuit. The complaint names the Company and Mark A. Emalfarb, a director of the Company, as defendants. The lawsuit claims that both or one of the defendants, among other things, violated federal securities laws by issuing various materially false and misleading statements that had the effect of artificially inflating the market price of the Company’s securities and causing class members to overpay for securities purchased during the period from April 5, 2006 through April 23, 2007. The complaint seeks, among other things, unspecified monetary damages and the costs and expenses incurred in prosecuting the action. The Company intends to vigorously contest and defend the allegations under the complaint, but no assurance can be given as to the timing, costs to defend or the ultimate outcome of this matter. Further, the Company anticipates, but cannot be certain or assure, that this case will be consolidated with the other class actions recently filed in the United States District Court for the Southern District of Florida (as previously reported in the Company's recent Current Reports on Form 8-K), because all of the cases contain similar allegations and claims and are brought under the federal securities laws. If the cases are consolidated, it will result in the selection of a lead plaintiff, who will be tasked with litigating the claims against the Company on behalf of all putative class members.

On December 3, 2007, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes discussion of the above-mentioned items.

About Dyadic

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements

Certain statements made in this press release may be considered "forward-looking statements." These forward-looking statements are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause our actual results, performance or achievements to be materially different from such forward-looking statements. In view of such risks and uncertainties, investors and stockholders should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to update any forward looking statements made herein. For a discussion of assumptions, risks and uncertainties identified by the Company, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our subsequent filings with the SEC.

Contact:

Berkman Associates
Investor Relations Counsel to Dyadic International, Inc.
Neil Berkman, 310-826-5051
info@berkmanassociates.com